February 9, 2018

Biotricty Inc.

275 Shoreline Drive, Suite 150

Redwood City, CA 94065

Ladies and Gentlemen:

We have acted as counsel for Biotricity Inc. (the “Company”) in connection with the preparation and filing of that certain Registration Statement on Form S-1, Registration No  (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of an aggregate of 5,824,752 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), of which 4,867,204 shares are issued and outstanding (the “Outstanding Shares”), and 957,548   shares of Common Stock  may be issued upon the exchange of outstanding Exchangeable Shares of an indirect subsidiary of the Company (the “Exchangeable Shares”), which Exchangeable Shares are referenced in the Registration Statement.

The Shares are being registered on behalf of certain stockholders of the Company identified in the Registration Statement.  The offering of the Shares will be as set forth in the prospectus contained in the Registration Statement, and as supplemented by one or more supplements to the prospectus (the “Prospectus”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on and subject to the foregoing, we are of the opinion that (i) the Exchangeable Shares when sold, will be duly and validly authorized, validly issued, fully paid and non-assessable and (ii)  as of the date of this opinion the Outstanding Shares are duly and validly authorized, validly issued, fully paid and non-assessable.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. We are members of the Bar of the State of New York. We do not express any opinion concerning the laws of any jurisdiction other than (i) the State of New York, (ii) the Federal laws of the United States, and (iii) the Nevada Private Corporations Chapter of the Nevada Revised Statutes. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFKLLP.COM

with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. We do not express an opinion on any matters other than those expressly set forth in this letter.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Legal Matters” in the Prospectus and the Registration Statement.

Very truly yours,

/s/ Sichenzia Ross Ference Kesner LLP

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Sichenzia Ross Ference Kesner LLP

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFKLLP.COM